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                          EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 1st day of April, 1996 by and between KENETECH Corporation, a Delaware corporation with its principal place of business at 500 Sansome Street, Suite 300, San Francisco, California 94111 (the "Company") and Mark D. Lerdal, an individual currently employed by the Company ("Employee" or "you").

      1. Employment Period. The Company shall employ you for an initial period of three years running from the date hereof to March 31, 1999. The employment period shall be renewed upon mutual agreement of the Company and the Employee for an unlimited series of one year renewal periods. Each renewal period shall run from April 1 of a year to the last day of March the following year with the first such renewal period beginning April 1, 1999. Such renewal shall be automatic unless either the Company or you notify the other in writing prior to January 1 of any year that such party is not renewing for the next year. The initial term and any renewals are referred to herein as the "Employment Period."

      2. Employment Duties. The Company will employ you as the President and Chief Executive Officer. You agree to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of your ability all services which may be required of you in your executive position and to be available to render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Company's Board of Directors. During your Employment Period, you will devote your full time and effort to the business and affairs of the Company within the scope of your executive office.

      3.    Compensation.

A Upon the execution hereof, you shall be paid a bonus in the amount of One Hundred Thousand Dollars ($100,000.00).

          B. For service in the remainder of the 1996 calendar year, your base salary will be at the annual rate of Four Hundred Thousand Dollars ($400,000). Your annual rate of base salary will be subject to adjustment every year by the Company's Board of Directors (or its Compensation Committee) but in no circumstances will it be decreased below the current level. Your first adjustment date will be July 1, 1997. There is no current agreement as to the level of future increases, if any.

          C. Your base salary will be paid at periodic intervals in accordance with the Company's payroll for salaried employees.

          D. You will be entitled to such bonuses (if any) for service rendered during the Employment Period as the Company's Board of Directors (or its Compensation Committee) may determine in its sole discretion and such additional factors as the Board (or its Compensation Committee) deems appropriate, specifically including your individual performance and the Company's profitability. You are currently eligible for an annual bonus equal to 25% of your base salary.

          E. The Company will deduct and withhold, from the compensation payable to you hereunder, any and all Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under the applicable statute or regulation.

     4. Expense Reimbursement. You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder in accordance with Company policy.

     5. Fringe Benefits. During the Employment Period, you will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs, and stock option plans, which are made available to other Company executives and for which you qualify.

     6. Objective Payments. Notwithstanding the provisions of Section 3.D above, the Company will pay to you certain sums upon the completion of certain events as follows:

          (a) the sale, transfer or other disposition of all or substantially all of the assets or stock of CNF Industries, Inc. or CNF Constructors, Inc.;

          (b) the sale, transfer or other disposition of all or substantially all of the assets making up the independent power business (as defined in the Smith Barney offering memorandum) or any other transaction effecting the disposition of the assets or stock of the Puerto Rico co-generation plant or other realization of the value by the Company of the Puerto Rico co-generation plant; and

          (c)  final settlement or adjudication of Lilley v. Charren, et al.

      The sums to be paid upon the completion of the above noted events are: (a) $150,000; (b) $200,000; and (c) $100,000. Additionally, if events (a) and (b)
are completed before (c) is complete, (c) is accelerated and paid as if it had occurred on such date as the later to be completed of (a) or (b).

      The amounts described in (a), (b) and (c) above are referred to as the "Objective Payments". All amounts are due and payable within 5 business days of the day on which the event occurs.

     7. Vacation. You will accrue paid vacation benefits during the Employment Period in accordance with the Company policy in effect for other Company executive officers.

      8. Death. Upon your death during the Employment Period, the employment relationship created pursuant to this letter agreement will immediately terminate, and no further compensation will become payable to you pursuant to Paragraph 3. In connection with such termination, the Company will only be required to pay you (or your estate) any unpaid compensation earned under Paragraph 3 for services rendered through the date of your death. The Company shall maintain the current life insurance in effect at the date hereof and shall pay such amounts to your estate upon receipt.

      9. Disability. Upon your disability during the Employment Period, the employment relationship created will terminate. You will be deemed disabled if you are, in the Company's reasonable opinion, unable by reason of any permanent physical and mental injury or illness to substantially perform the services required of you hereunder either for a period in excess of one hundred eighty
(180) consecutive days or for a period of one hundred eighty (180) days in the aggregate during any three-hundred sixty (360)-day period. In such event, you will be deemed disabled as of such three hundred sixtieth (360th) day.

      10.   Restrictive Covenant.  During the Employment Period:

          (i) You will devote your full working time and effort to the performance of your duties as an executive officer of the Company.

          (ii) You will not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Company in writing.

However, you will have the right to perform such incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities, and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services hereunder.

      11.   Confidentiality.

          A.   You hereby  acknowledge  that the Company may,  from time to time before or during the Employment Period, disclose to you confidential information pertaining to the Company's business and affairs and client base, including (without limitation) customer lists and accounts, other similar items indicating the source of the Company's income, and information pertaining to the salaries, during and performance levels of the Company's employees. You will not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such confidential information, including (without limitation) the names, addresses and telephone numbers of the Company's customers, other than in connection with, and in furtherance of, the Company's business and affairs.

          B. All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such confidential or proprietary information of the Company which come into your possession during the Employment Period will be returned by you to the Company immediately upon the termination of the Employment Period or upon any earlier request by the Company, and you will not retain any copies, notes or excerpts thereof.

          C. Your obligations under this Paragraph 11 will continue in effect after termination of your employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any of your future or prospective employers concerning your continuing obligations under this Paragraph 11.

      12.   Ownership Rights.

          A. All materials, ideas, discoveries and inventions pertaining to the Company's business, including (without limitation) all patents and copyrights, patent applications, patent renewals and extensions, and the names, addresses and telephone numbers of customers, will belong solely to the Company.

          B. You will continue to be bound by all the terms and provisions of your existing Proprietary Information and Inventions Agreements with the Company or its affiliates, and nothing in this document will be deemed to modify or affect your duties and obligations under those other agreements.

      13.   Severance Benefits.

          A. If the Company terminates you for any reason (other than a termination for cause, described below), including non-renewal of the Employment Period as provided in paragraph 2 above, the Company shall pay to you an amount equal to two years salary plus any unpaid Objective Payments pursuant to Section 6, payable on the date of termination. In addition, you and your eligible dependents will continue to receive the Company's health care coverage and life insurance (on the same terms as you had while an employee) for two years after the date of termination.

          B. If you commit one or more acts of fraud, embezzlement, misappropriation of property or information or engage in any other conduct materially adversely affecting the business reputation of the Company, you may be terminated for cause and you will not be paid the severance benefits described in paragraph 13(A) above.

      14.   Change in Control Benefits.

          A. For purposes of this Agreement, the following definition shall apply:

            Change in Control means:

               (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

               (ii) the  sale,   transfer  or  other   disposition   of  all  or
                    substantially all of the assets of the Company in liquidation or dissolution of the Company;
               (iii)any  reverse  merger in which the  Company is the  surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

               (iv) the  acquisition  of more than  fifty  percent  (50%) of the
                    Company's outstanding voting stock pursuant to a tender or exchange offer made by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company);

               (v) a change in the composition of the Board such that the individuals elected to the Board at the last meeting of the stockholders at which there is not a contested election subsequently cease to comprise a majority of the Board; or

               (vi) a  change  in a  composition  of the  Board  such  that  any combination of the individuals currently serving on the Board (Messrs. Alderson, Christenson, Duthie, Laskow, Lerdal, Pifer, and Wagner) do not comprise a majority of the members of the Board.

     B. Should there occur a Change in Control and you are subsequently involuntarily terminated or you resign, in either case within six months of the Change in Control, you will become entitled to the special change in control benefits specified below: (i) You will receive all of the benefits provided in Section 13(A) above; and

          (ii) You will receive a lump sum payment  equal to one year of salary.

     15. Non-Competition Covenant. During any period subsequent to the Employment Period that you are eligible to receive the Company's health care coverage you agree that you will not engage in any act which is directly competitive with the Company's wind generated electricity activities or any other line of business where the Company has a significant technological advantage. Prohibited acts include acting as an employee, directly or indirectly investing, serving as a board member, serving as a consultant or otherwise assisting any company, other than KENETECH, which has as one of its businesses, any activity associated with the generation of electricity from wind turbines.

      16.  Indemnification.  The  indemnification  provisions  for  Officers and
Directors  under the Company's  Bylaws will (to the maximum extent  permitted by law) be extended to you, during the period following your termination irrespective of a Change in Control, with respect to any and all matters, events or transactions occurring or effected during your Employment Period.

      17. Miscellaneous. The provisions of this letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity or successor party resulting from the Change in Control) and will be construed and interpreted under the laws of the State of California. This agreement incorporates the entire agreement between you and the Company relating to the terms of your employment and the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter including, without limitation, that certain Employment Agreement between you and the Company dated December 31, 1995. This agreement may only be amended by written instrument signed by you and an authorized officer of the Company.

      18. Arbitration. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association then in effect.

Please indicate your acceptance of the foregoing provisions of this Employment Agreement by signing the enclosed copy of this Agreement and returning it to the Company.
                                    Very truly yours,

                                    KENETECH CORPORATION

                                    By___________________________
                                    Name: Nicholas H. Politan
                                    Title:      Vice President and Chief
                                           Financial Officer


                                    By___________________________
                                    Name: Angus M. Duthie
                      For the Compensation Committee of the
                                          Board of Directors

ACCEPTED AND AGREED TO:

Signature:_________________________
           Mark D. Lerdal